PERRIGO COMPANY PLC
COMPENSATION RECOVERY POLICY

SECTION 1.    POLICY
The Board of Directors (the “Board”) of Perrigo Company plc (the “Company”) has adopted this Compensation Recovery Policy (this “Policy”) pursuant to Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities and Exchange Commission regulations promulgated thereunder, and applicable New York Stock Exchange (“NYSE”) listing standards. Subject to and in accordance with the terms of this Policy, upon a Recoupment Event, each Covered Executive shall be obligated to return to the Company, reasonably promptly, the amount of Erroneously Awarded Compensation that was received by such Covered Executive during the Lookback Period.
SECTION 2.    DEFINITIONS
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).
“Covered Executive” means each of the Company’s current and former executive officers who is or was designated as an officer of the Company in accordance with Rule 16a-1(f) of the Exchange Act.
“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the excess of the amount of Incentive-Based Compensation received by the Covered Executive during the Lookback Period over the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (a) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
“Financial Reporting Measures” are any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure or any time-vesting equity award.
“Lookback Period” means the three completed fiscal years immediately preceding the Required Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
A “Recoupment Event” occurs when the Company is required to prepare an Accounting Restatement.

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“Required Restatement Date” means the earlier to occur of: (a) the date the Company’s Board, a committee of the Board, or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.
SECTION 3.    ADMINISTRATION
This Policy will be administered by the Talent & Compensation Committee of the Board (the “Committee”). All determinations under this Policy will be made by the Committee, including determinations regarding how any recovery under this Policy is effected. Any determinations made by the Committee, will be final, binding and conclusive on all affected individuals and need not be uniform with respect to each individual covered by this Policy.
SECTION 4.    AMOUNT SUBJECT TO RECOVERY
Incentive-Based Compensation that is subject to potential recovery under this Policy includes such compensation that is received by a Covered Executive (i) on or after October 2, 2023 (even if such Incentive-Based Compensation was approved, awarded or granted prior to such effective date), (ii) after the individual became a Covered Executive (iii) if that person served as a Covered Executive during the performance period for such Incentive-Based Compensation and (iv) while the Company has a class of securities listed on a national securities exchange or national securities association.
The amount of Incentive-Based Compensation subject to recovery from a Covered Executive upon a Recoupment Event is the Erroneously Awarded Compensation, which amount shall be determined by the Committee.
For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
SECTION 5.     RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
Promptly following a Recoupment Event, the Committee will determine the amount of Erroneously Awarded Compensation for each Covered Executive, and the Company will provide each such Covered Executive with a written notice of such amount and a demand for repayment or return. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Erroneously Awarded Compensation to the Company.
If such repayment or return is not made within a reasonable time, the Company shall recover Erroneously Awarded Compensation in a reasonable and prompt manner using any lawful method, which may include, without limitation:
•requiring reimbursement of cash previously paid, as well as any Erroneously Awarded Compensation that is deferred and not yet payable, including any interest or earnings accrued;
•seeking recovery of any shares of Company stock that are Erroneously Awarded Compensation;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting such amount from any compensation the Company otherwise owes to the Covered Executive;

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•cancelling outstanding vested or unvested equity awards;
•causing the forfeiture of any unpaid, vested or unvested, compensation; and
•taking any other remedial and recovery action permitted by law;
provided that recovery of any Erroneously Awarded Compensation must be made in compliance with Section 409A. The applicable Covered Executive shall also be required to reimburse the Company for any and all expenses (including legal fees) reasonably incurred by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
SECTION 6.    LIMITED EXCEPTIONS
Erroneously Awarded Compensation will be recovered in accordance with this Policy unless the Committee determines that recovery would be impracticable and one of the following conditions is met:
•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has first made a reasonable effort to recover the Erroneously Awarded Compensation;
•the recovery would violate Irish law where that law was adopted prior to November 28, 2022; provided, however, that before concluding it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Irish law, the Company shall obtain an opinion of Irish counsel, acceptable to the NYSE, that recovery would result in such a violation, and shall provide such opinion to the NYSE; or
•the recovery would likely cause a U.S. tax-qualified retirement plan to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) and 411(a) and the regulations thereunder.
Reliance on any of the above exemptions will further comply with applicable listing standards, including without limitation, documenting the reason for the impracticability and providing required documentation to NYSE.
SECTION 7.    NO INSURANCE OR INDEMNIFICATION
The Company and its subsidiaries will not, and each Covered Executive shall be required to acknowledge that the Company will not, indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation (or related expenses incurred by the Covered Executive) pursuant to a recovery of Erroneously Awarded Compensation under this Policy, nor will it pay or reimburse a Covered Executive for any insurance premiums on any insurance policy obtained by the Covered Executive to protect against the forfeiture or recovery of any compensation pursuant to this Policy.
SECTION 8.    INTERPRETATION
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be applied and interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable regulations, rules or standards adopted by SEC or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. In the event that this Policy does not meet the requirements of Rule 10D-1, the SEC regulations promulgated thereunder, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed, this Policy shall be deemed to be amended to meet such requirements.
SECTION 9.    REPORTING

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The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC rules and forms.
SECTION 10. AMENDMENT; TERMINATION
The Board may amend this Policy in its discretion and shall amend this Policy as it deems necessary to comply with the regulations adopted by the SEC under Rule 10D-1 and the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
SECTION 11. OTHER RECOUPMENT RIGHTS
The Board intends that this Policy will be applied to the fullest extent of the law. Any Incentive-Based Compensation provided for in an employment agreement, employment contract. or management agreement or any other compensatory plan or agreement shall, as a condition to the grant of any benefit thereunder, be subject to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement or other compensation plan or agreement and any other legal remedies available to the Company. This Policy is in addition to any other clawback or compensation recovery, recoupment or forfeiture policy in effect or that may be adopted by the Company from time to time, or any laws, rules or listing standards applicable to the Company, including without limitation, the Company’s right to recoup any bonus or other compensation subject to Section 304 of the Sarbanes-Oxley Act of 2022. To the extent that application of this Policy would provide for recovery of Erroneously Awarded Compensation that the Company recovers pursuant to another policy or provision, the amount that is recovered will be credited to the required recovery under this Policy.
SECTION 12. SUCCESSORS
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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ACKNOWLEDGMENT TO
PERRIGO COMPANY PLC
COMPENSATION RECOVERY POLICY

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Perrigo Company plc (the “Company”) Compensation Recovery Policy (as it may be amended and in effect from time to time, the “Policy”). By signing this Acknowledgement, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with, and provision of services to, the Company.
In the event of any inconsistency between the Policy and the terms of any employment or other agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.
Further, by signing below, the undersigned acknowledges that the Company will not indemnify the undersigned against the loss of an Erroneously Awarded Compensation (as defined in the Policy) and agrees to abide by the terms of the Policy, including, without limitation, by forfeiting, returning and/or reimbursing any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

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Signature

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Date

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